                                                                Exhibit 99(b)(2)













                                   CREDIT AGREEMENT

                              Dated as of June __, 1997


                                        among


                                   CTS CORPORATION,

                          THE INSTITUTIONS FROM TIME TO TIME
                              PARTIES HERETO AS LENDERS

                                         and

                                    NBD BANK, N.A.
                                       as Agent

                                  TABLE OF CONTENTS

SECTION                                                                     PAGE

ARTICLE I:  DEFINITIONS
    1.1  CERTAIN DEFINED TERMS................................................1
    1.2  REFERENCES..........................................................18
    1.3  SUPPLEMENTAL DISCLOSURE.............................................18

ARTICLE II:  THE TERM LOAN AND REVOLVING LOAN FACILITIES
    2.1. TERM LOANS..........................................................18
    2.2  REVOLVING LOANS.....................................................20
    2.3 SWING LINE LOANS.....................................................20
    2.4  RATE OPTIONS FOR ALL ADVANCES.......................................22
    2.5  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS............................22
    2.6  REDUCTION OF COMMITMENTS............................................24
    2.7  METHOD OF BORROWING.................................................24
    2.8  METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES.........24
    2.9  MINIMUM AMOUNT OF EACH ADVANCE......................................25
    2.10  METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR CONVERSION AND

CONTINUATION OF ADVANCES......................................................25
    2.11  DEFAULT RATE.......................................................26
    2.12 NOTES...............................................................26
    2.13  METHOD OF PAYMENT..................................................26
    2.14  TELEPHONIC NOTICES.................................................26
    2.15  PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST PAYMENT DATES;

INTEREST AND FEE BASIS; TAXES; LOAN AND CONTROL ACCOUNTS......................26
    2.16  NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND AGGREGATE

REVOLVING LOAN COMMITMENT REDUCTIONS..........................................31
    2.17  LENDING INSTALLATIONS..............................................32
    2.18  NON-RECEIPT OF FUNDS BY THE AGENT..................................32
    2.19  TERMINATION DATE...................................................32
    2.20  REPLACEMENT OF CERTAIN LENDERS.....................................32

ARTICLE III: THE LETTER OF CREDIT FACILITY
    3.1  OBLIGATION TO ISSUE.................................................33
    3.2 TRANSITIONAL PROVISION...............................................33
    3.3  TYPES AND AMOUNTS...................................................33
    3.4  CONDITIONS..........................................................34
    3.5  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.........................34
    3.6  LETTER OF CREDIT PARTICIPATION......................................34
    3.7  REIMBURSEMENT OBLIGATION............................................35
    3.8  LETTER OF CREDIT FEES...............................................35
    3.9  INDEMNIFICATION; EXONERATION........................................36

ARTICLE IV:  CHANGE IN CIRCUMSTANCES

    4.1  YIELD PROTECTION....................................................37
    4.2  CHANGES IN CAPITAL ADEQUACY REGULATIONS.............................38
    4.3  AVAILABILITY OF TYPES OF ADVANCES...................................38
    4.4  FUNDING INDEMNIFICATION.............................................38
    4.5  LENDER STATEMENTS; SURVIVAL OF INDEMNITY............................39

ARTICLE V:  CONDITIONS PRECEDENT
    5.1  INITIAL ADVANCES AND LETTERS OF CREDIT..............................39
    5.2  EACH ADVANCE AND LETTER OF CREDIT...................................40

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES
    6.1  ORGANIZATION; CORPORATE POWERS......................................41
    6.2  AUTHORITY...........................................................41
    6.3  NO CONFLICT; GOVERNMENTAL CONSENTS..................................42
    6.4  FINANCIAL STATEMENTS................................................42
    6.5  NO MATERIAL ADVERSE CHANGE..........................................43
    6.6  TAXES...............................................................43
    6.7  LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS.......................44
    6.8  SUBSIDIARIES........................................................44
    6.9  ERISA...............................................................44
    6.10  ACCURACY OF INFORMATION............................................45
    6.11  MATERIAL AGREEMENTS................................................45
    6.12  COMPLIANCE WITH LAWS...............................................46
    6.13  ASSETS AND PROPERTIES..............................................46
    6.14  STATUTORY INDEBTEDNESS RESTRICTIONS................................46
    6.15  LABOR MATTERS......................................................46
    6.16  TENDER OFFER; MERGER...............................................46
    6.17  ENVIRONMENTAL MATTERS..............................................47

ARTICLE VII :  COVENANTS
    7.1  AFFIRMATIVE COVENANTS...............................................47
    7.2  NEGATIVE COVENANTS..................................................50
    7.3  FINANCIAL COVENANTS.................................................54

ARTICLE VIII:  DEFAULTS
    8.1  DEFAULTS............................................................57

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES
    9.1  TERMINATION OF COMMITMENTS; ACCELERATION............................60
    9.2  AMENDMENTS..........................................................60
    9.3  PRESERVATION OF RIGHTS..............................................61

ARTICLE X:  GENERAL PROVISIONS
    10.1  SURVIVAL OF REPRESENTATIONS........................................61
    10.2  GOVERNMENTAL REGULATION............................................61
    10.3  PERFORMANCE OF OBLIGATIONS.........................................61
    10.4  HEADINGS...........................................................62
    10.5  ENTIRE AGREEMENT...................................................62
    10.6  SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT....................62
    10.7  EXPENSES; INDEMNIFICATION..........................................62
    10.8  NUMBERS OF DOCUMENTS...............................................64
    10.9  ACCOUNTING.........................................................64
    10.10  SEVERABILITY OF PROVISIONS........................................65
    10.11  NONLIABILITY OF LENDERS...........................................65
    10.12  GOVERNING LAW.....................................................65
    10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL...........65

ARTICLE XI:  THE AGENT
    11.1  APPOINTMENT; NATURE OF RELATIONSHIP................................66
    11.2  POWERS.............................................................66
    11.3  GENERAL IMMUNITY...................................................66
    11.4  NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, RECITALS, ETC.......67
    11.5  ACTION ON INSTRUCTIONS OF LENDERS..................................67
    11.6  EMPLOYMENT OF AGENTS AND COUNSEL...................................67
    11.7  RELIANCE ON DOCUMENTS; COUNSEL.....................................67
    11.8  THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION......................67
    11.9  RIGHTS AS A LENDER.................................................68
    11.10  LENDER CREDIT DECISION............................................68
    11.11  SUCCESSOR AGENT...................................................68

ARTICLE XII:  SETOFF; RATABLE PAYMENTS
    12.1  SETOFF.............................................................69
    12.2  RATABLE PAYMENTS...................................................69
    12.3  APPLICATION OF PAYMENTS............................................69
    12.4  RELATIONS AMONG LENDERS............................................70

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
    13.1  SUCCESSORS AND ASSIGNS.............................................71
    13.2  PARTICIPATIONS.....................................................71
    13.3  ASSIGNMENTS........................................................72
    13.4  CONFIDENTIALITY....................................................73
    13.5  DISSEMINATION OF INFORMATION.......................................73

ARTICLE XIV:  NOTICES
    14.1  GIVING NOTICE......................................................73

SECTION                                                                     PAGE

    14.2  CHANGE OF ADDRESS..................................................73

ARTICLE XV:  COUNTERPARTS

                                EXHIBITS AND SCHEDULES


                                       EXHIBITS


EXHIBIT A     --   Commitments
                   (Definitions)

EXHIBIT B-1   --   Form of Revolving Note
                   (Definitions)

EXHIBIT B-2   --   Form of Swing Line Note
                   (Definitions)

EXHIBIT B-3   --   Form of Term Note
                   Definitions

EXHIBIT C     --   Form of Borrowing Notice (Section 2.8)

EXHIBIT D     --   Form of Request for Letter of Credit (Section 3.4)

EXHIBIT E     --   Form of Assignment and Acceptance Agreement
                   (Sections 2.20 and 13.3)

EXHIBIT F     --   Form of Borrower's Counsel's Opinion
                   (Section 5.1)

EXHIBIT G     --   List of Closing Documents
                   (Section 5.1)

EXHIBIT H     --   Form of Officer's Certificate
                   (Sections 5.2 and 7.1(D)(ii))

EXHIBIT I     --   Form of Compliance Certificate
                   (Sections 5.2 and 7.1(D)(ii))

                                      SCHEDULES


Schedule 3.2  --   Transitional Letters of Credit (Section 3.2)

Schedule 6.3  --   Conflicts; Governmental Consents (Section 6.3)

Schedule 6.4  --   Pro Forma Financial Statements (Section 6.4(A))

Schedule 6.7  --   Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8  --   Subsidiaries (Section 6.8)

Schedule 6.9  --   ERISA (Section 6.9)

Schedule 6.16 --   Tender Offer and Merger Conditions (Section 6.16)

Schedule 6.17 --   Environmental Matters (Section 6.17)

                                   CREDIT AGREEMENT


    This Credit Agreement dated as of June __, 1997 is entered into among CTS Corporation, an Indiana corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an assignment and acceptance pursuant to SECTION 13.3, and NBD Bank, N.A., in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

    1.1 CERTAIN DEFINED TERMS. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

    As used in this Agreement:

    "ACCOMMODATION OBLIGATIONS" is defined in the definition "Contingent Obligation" below.

    "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

    "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

    "AFFECTED LENDER" is defined in SECTION 2.20 hereof.

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

    "AGENT" means NBD Bank, N.A., in its capacity as contractual representative for itself and the Lenders pursuant to ARTICLE XI hereof and any successor Agent appointed pursuant to ARTICLE XI hereof.

    "AGGREGATE REVOLVING LOAN COMMITMENT" means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Fifty Million and 00/100 Dollars ($50,000,000.00).

    "AGGREGATE TERM LOAN COMMITMENT" means the aggregate of the Term Loan Commitments of all the Lenders. The Aggregate Term Loan Commitment is Seventy-Five Million and 00/100 Dollars ($75,000,000.00).

    "AGREEMENT" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

    "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in
SECTION 6.4(B)(1) hereof.

    "APPLICABLE COMMITMENT FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under SECTION 2.15(C)(I) hereof determined in accordance with the provisions of SECTION 2.15(D)(II) hereof.

    "APPLICABLE EURODOLLAR MARGIN" means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of SECTION 2.15(D)(II) hereof.

    "APPLICABLE L/C FEE PERCENTAGE" means, as at any date of determination, a rate per annum equal to the Applicable Eurodollar Margin in effect on such date.

    "ARRANGER" means First Chicago Capital Markets, Inc.

    "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) other than (i) the sale of inventory in the ordinary course of business and (ii) the sale or other disposition of any obsolete manufacturing equipment disposed of in the ordinary course of business.

    "AUTHORIZED OFFICER" means any of the Chief Executive Officer, President, Vice President-Finance or Treasurer of the Borrower, acting singly.

    "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

    "BORROWER" means CTS Corporation, an Indiana corporation, together with its successors and assigns.

    "BORROWING DATE" means a date on which an Advance is made hereunder.

    "BORROWING NOTICE" is defined in SECTION 2.8 hereof.

    "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Indianapolis, Indiana and Chicago, Illinois and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Indianapolis, Indiana and Chicago, Illinois.

    "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ten (10)
days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Corporation); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc.; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days.

    "CHANGE" is defined in SECTION 4.2 hereof.

    "CHANGE OF CONTROL" means an event or series of events by which:

         (a) any Person together with Affiliates of such Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of forty percent (40%) of the combined voting power of the Borrower's outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

         (b) during any period of twelve (12) consecutive calendar months, individuals:

              (i) who were directors of the Borrower on the first day of such period, or

              (ii) whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower.

    "CLOSING DATE" means the date on which the Term Loans and the initial Revolving Loans are advanced hereunder.

    "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

    "COMMISSION" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

    "COMMITMENT" means, for each Lender, collectively, such Lender's Revolving Loan Commitment and Term Loan Commitment.

    "CONSOLIDATED ASSETS" means the total assets of the Borrower and its Subsidiaries on a consolidated basis, but excluding therefrom all items that are treated as intangibles under Agreement Accounting Principles.

    "CONSOLIDATED TANGIBLE NET WORTH" of any Person shall mean, as of any date,
(a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person, less (b) the net book value of all items of the following character which are included in the assets of such Person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under generally accepted accounting principles.

    "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

    "CONTINGENT OBLIGATION", as applied to any Person, means (i) any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received (such obligations under this clause (i) being sometimes referred to as "ACCOMMODATION OBLIGATIONS") and (ii) any other contingent obligation or liability of such Person, whether or not reflected in financial statements of such Person as a liability.

    "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

    "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in CLAUSE (I) above or any partnership or trade or business described in CLAUSE (II) above.

    "CONVERSION/CONTINUATION NOTICE" is defined in SECTION 2.10(D) hereof.

    "DCA" means Dynamics Corporation of America, a New York corporation.

    "DEFAULT" means an event described in ARTICLE VIII hereof.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Revolving Loan Termination Date.

    "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

    "DOLLAR" and "$" means dollars in the lawful currency of the United States.

    "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period of (i) Net Income, PLUS (ii) Interest Expense, PLUS (iii) tax expense PLUS (iv) depreciation expense, PLUS (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, Transaction Costs, and other fees, costs and expenses in connection with the Tender Offer and the Merger, PLUS (vi) other non-cash charges, including any restructuring charges, writeoff of any amounts associated with the acquisition of treasury stock, writeoff of goodwill and licensing agreements PLUS (vii) extraordinary losses MINUS (viii) extraordinary gains.

    "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all
Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

    "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

    "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

    "EQUIPMENT" means all of the Borrower's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

    "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate offered by the Agent for deposits in Dollars in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan of the Agent and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

    "EURODOLLAR RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period PLUS the then Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

    "EURODOLLAR RATE ADVANCE" means an Advance which bears interest at the Eurodollar Rate.

    "EURODOLLAR RATE LOAN" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

    "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Indianapolis time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

    "FINANCING" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person pursuant to a registered offering or private placement.

    "FIXED CHARGE COVERAGE RATIO" is defined in SECTION 7.3(A) hereof.

    "FLOATING RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of
(a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

    "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

    "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

    "GOVERNMENTAL ACTS" is defined in SECTION 3.9(A) hereof.

    "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

    "INDEBTEDNESS" of any Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit (other than obligations in respect of undrawn letters of credit securing current trade payables or performance obligations incurred in the ordinary course of business, and (h) net payment obligations under Hedging Obligations. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

    "INDEMNIFIED MATTERS"  is defined in SECTION 10.7(B) hereof.

    "INDEMNITEES" is defined in SECTION 10.7(B) hereof.

    "INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), including interest expense not payable in cash (including amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Indebtedness (including the Obligations)), all as determined in conformity with Agreement Accounting Principles.

    "INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, a period of fourteen (14) days or one (1), two (2), three (3) months or six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date fourteen (14) days or one, two, three or six months thereafter; PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if the next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

    "INTEREST RATE AGREEMENTS" is defined in SECTION 7.2(K) hereof.

    "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

    "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

    "ISSUING BANK" means NBD Bank, N.A. in its capacity as issuer of the Letters of Credit.

    "L/C DOCUMENTS" is defined in SECTION 3.4 hereof.

    "L/C DRAFT" means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

    "L/C INTEREST" is defined in SECTION 3.6 hereof.

    "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of
(i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

    "LENDERS" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

    "LENDING INSTALLATION" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

    "LETTER OF CREDIT" means the letters of credit to be (a) issued by the Issuing Bank pursuant to SECTION 3.1 hereof or (b) deemed issued by the Issuing Bank pursuant to SECTION 3.2 hereof.

    "LEVERAGE RATIO" is defined in SECTION 7.3(B) hereof.

    "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

    "LOAN(S)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to SECTION 2.1 or SECTION 2.2 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to SECTION
2.3 hereof, and collectively all Term Loans, Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

    "LOAN DOCUMENTS" means this Agreement, the Notes, the L/C Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, financial condition, operations, performance or prospects of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect.

    "MERGER" means the merger of CTS First Acquisition Corp. and DCA, pursuant to the Merger Agreement.

    "MERGER AGREEMENT" means that certain Agreement and Plan of Merger dated as of May 9, 1997 among the Borrower, CTS First Acquisition Corp., one of the Borrower's wholly owned Subsidiaries, and DCA.

    "MULTIEMPLOYER PLAN" means a "Multiemployer Plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either the Borrower or any member of the Controlled Group.

    "NET CASH PROCEEDS" means, with respect to any Asset Sale or Financing by any Person, (a) cash (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions, investment banking fees, accounting fees, underwriting commissions, attorneys' fees and other fees and expenses related to such Asset Sale or Financing, (iii) the aggregate amount of reserves required in the reasonable judgment of the Borrower to pay contingent liabilities with respect to such Asset Sale and (iv) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness) or Financing consisting of Permitted Refinancing Indebtedness; and
(b) cash payments in respect of any Indebtedness, Equity Interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

    "NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles; PROVIDED, that when calculating Net Income the following items shall be excluded from such calculation: (i) the earnings (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the Borrower or a consolidated Subsidiary; (ii) the earnings of a Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower with respect to such earnings is not, at the date of determination, permitted without the prior approval of a Governmental Authority (and such approval has not been obtained), or is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such

Subsidiary or the holders of its Capital Stock; (iii) the cumulative effect of a change in accounting principles; and (iv) nonrecurring items, such as gains or losses on the sale of assets; but when calculating Net Income such calculation shall include historical audited Net Income (as calculated above) for such period of any Person (or division of such Person) that became a Subsidiary of the Borrower during such period or was merged into or was consolidated with the Borrower or any of its Subsidiaries during such period, or where the assets of such Person (or division of such Person) were acquired by the Borrower or any of its Subsidiaries during such period, whether accrued prior or subsequent to the date of such acquisition, merger or consolidation.

    "NON PRO RATA LOAN" is defined in SECTION 9.2 hereof.

    "NOTES" means the Revolving Notes,  Swing Line Notes and Term Notes.

    "NOTICE OF ASSIGNMENT" is defined in SECTION 13.3(B) hereof.

    "OBLIGATIONS" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any affiliate of the Agent or any Lender, the Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes, the L/C Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

    "OTHER TAXES" is defined in SECTION 2.15(E)(II) hereof.

    "PARTICIPANTS" is defined in SECTION 13.2(A) hereof.

    "PAYMENT DATE" means the last Business Day of each fiscal quarter of the Borrower.

    "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

    "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

    "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

    "PRIME RATE" means the prime rate of interest announced by NBD Bank, N.A. from time to time, changing when and as said prime rate changes.

    "PRO RATA SHARE" means, with respect to any Lender, (i) at any time prior to the Closing Date, the percentage obtained by dividing (A) such Lender's Commitments at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the Aggregate Term Loan Commitment and the Aggregate Revolving Loan Commitment at such time and (ii) at any time after the Closing Date, the percentage obtained by dividing (A) the sum of such Lender's Term Loans and Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the aggregate amount of all of the Term Loans and the Aggregate Revolving Loan Commitment at such time; PROVIDED, HOWEVER, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's Term Loans and Revolving Loans and, in the case of the Swing Line Bank, Swing Lines Loans, by
(y) the aggregate amount of all Term Loans, Revolving Loans and Swing Line
Loans.

    "PURCHASERS" is defined in SECTION 13.3(A) hereof.

    "RATE OPTION" means the Eurodollar Rate or the Floating Rate.

    "REGISTER" is defined in SECTION 13.3(C) hereof.

    "REGULATION G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

    "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

    "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

    "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

    "REIMBURSEMENT OBLIGATION" is defined in SECTION 3.7 hereof.

    "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

    "REPLACEMENT LENDER" is defined in SECTION 2.20 hereof.

    "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, PROVIDED, HOWEVER, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

    "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66-2/3%); PROVIDED, HOWEVER, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower, or any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares equal or exceed sixty-six and two-thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; PROVIDED FURTHER, HOWEVER, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are equal to or greater than sixty-six and two-thirds percent (66-2/3%).

    "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

    "RESERVES" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

    "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness prior to the stated maturity thereof, other than the Obligations and other than with the proceeds of Permitted Refinancing Indebtedness, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower or any of the Borrower's Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, and (v) any Restricted Investment.

    "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations at such time.

    "REVOLVING CREDIT OBLIGATIONS" means, at any particular time, the sum of
(i) the outstanding principal amount of the Revolving Loans at such time, PLUS
(ii) the outstanding principal amount of the Swing Line Loans at such time, PLUS
(iii) the L/C Obligations at such time.

    "REVOLVING LOAN" is defined in SECTION 2.2 hereof.

    "REVOLVING LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on EXHIBIT A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

    "REVOLVING LOAN TERMINATION DATE" means June __, 2003.

    "REVOLVING NOTE" means a promissory note, in substantially the form of EXHIBIT B-1 hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Revolving Note.

    "RISK-BASED CAPITAL GUIDELINES" is defined in SECTION 4.2 hereof.

    "SINGLE EMPLOYER PLAN" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

    "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled and (iii) Dynamics Corporation of America, a New York corporation. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

    "SWING LINE BANK" means NBD Bank, N.A. or any other Lender as a successor Swing Line Bank.

    "SWING LINE COMMITMENT" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

    "SWING LINE LOAN" means a Loan made available to the Borrower by the Swing Line Bank pursuant to SECTION 2.3 hereof.

    "SWING LINE NOTE" means a promissory note, in substantially the form of EXHIBIT B-2 hereto, duly executed by the Borrower and payable to the order of the Swing Line Bank in the amount of its Swing Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

    "TAXES" is defined in SECTION 2.15(E)(I) hereof.

    "TENDER OFFER" means the tender offer announced May 12, 1997 pursuant to which the Borrower has offered to purchase the stock of DCA.

    "TERMINATION DATE" means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination of the Aggregate Revolving Loan Commitment pursuant to SECTION 2.6 hereof or the Commitments pursuant to SECTION 9.1 hereof.

    "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

    "TERM LOAN" is defined in SECTION 2.1(A) hereof.

    "TERM LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on EXHIBIT A to this Agreement opposite its name thereon under the heading "Term Loan Commitment", as such amount may be modified from time to time pursuant to the terms hereof.

    "TERM LOAN TERMINATION DATE" means June __, 2003.

    "TERM NOTE" means a promissory note, in substantially the form of EXHIBIT B-3 hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Term Note.

    "TOTAL DEBT" means, for any period, on a consolidated basis for the Borrower and its
Subsidiaries, the sum of Indebtedness of the Borrower and its Subsidiaries, other than the sum of the amounts then owed by the Borrower and its Subsidiaries in respect of Hedging Obligations.

    "TRANSACTION COSTS" means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Transaction Documents.

    "TRANSACTION DOCUMENTS" means the Loan Documents and the documents executed and delivered by the Borrower or any of its Subsidiaries in connection with the Tender Offer and the Merger Agreement.

    "TRANSFEREE" is defined in SECTION 13.5 hereof.

    "TYPE" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

    "UNFUNDED LIABILITIES" means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

    "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

    1.2 REFERENCES. The existence throughout this Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall (i) with respect to representations and warranties which deal with historical matters be deemed to include the Borrower and its Subsidiaries, together with the businesses acquired pursuant to the Tender Offer and Merger; and (ii) shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

    1.3 SUPPLEMENTAL DISCLOSURE. At any time at the request of the Agent (but not more frequently than one time in each calendar quarter unless the Agent reasonably deems it necessary) and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by the Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein.


ARTICLE II:  THE TERM LOAN AND REVOLVING LOAN FACILITIES

    2.1. TERM LOANS. (a) AMOUNT OF TERM LOANS. Subject to the terms and conditions set forth in this Agreement, each Lender on the Closing Date severally and not jointly agrees to make on the Closing Date, a term loan, in Dollars, to the Borrower in an amount equal to such Lender's Term Loan Commitment (each individually, a "TERM LOAN" and, collectively, the "TERM LOANS"). All Term Loans shall be made by the Lenders on the Closing Date simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.

    (b) BORROWING NOTICE. The Borrower shall deliver to the Agent a Borrowing Notice, signed by it, on the Closing Date. Such Borrowing Notice shall specify
(i) the aggregate amount of the Term Loans and (ii) instructions for the disbursement of the proceeds of the Term Loans. The Term Loans shall initially be Floating Rate Loans and thereafter may be continued as Floating

Rate Loans or converted into Eurodollar Rate Loans in the manner provided in
SECTION 2.10 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II. Any Borrowing Notice given pursuant to this SECTION 2.1(B) shall be irrevocable.

    (c) MAKING OF TERM LOANS. Promptly after receipt of the Borrowing Notice under SECTION 2.1(B) in respect of the Term Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Pro Rata Share of the Term Loans with the Agent at its office in Indianapolis, Indiana, in immediately available funds, on the Closing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in SECTIONS 5.1 and 5.2, the Agent shall make the proceeds of such amounts received by it available to the Borrower at the Agent's office in Indianapolis, Indiana on such Closing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing Notice. The failure of any Lender to deposit the amount described above with the Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on the Closing Date.

    (d) REPAYMENT OF THE TERM LOANS. (i) The Term Loans shall be repaid in twenty four (24) consecutive quarterly installments, payable on the last Business Day of each fiscal quarter of the Borrower, commencing on March 31, 1998, and continuing thereafter until the Term Loan Termination Date, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The installments shall be in the aggregate amounts set forth below:

         INSTALLMENT DATE           INSTALLMENT AMOUNT

         March 31, 1998                $  750,000
         June 30, 1998                 $  750,000
         September 30, 1998            $  750,000
         December 31, 1998             $  750,000

         March 31, 1999                $1,250,000
         June 30, 1999                 $1,250,000
         September 30, 1999            $1,250,000
         December 31, 1999             $1,250,000

         March 31, 2000                $2,500,000
         June 30, 2000                 $2,500,000
         September 30, 2000            $2,500,000
         December 31, 2000             $2,500,000

         March 31, 2001                $2,500,000
         June 30, 2001                 $2,500,000
         September 30, 2001            $2,500,000
         December 31, 2001             $2,500,000

         March 31, 2002                $2,500,000
         June 30, 2002                 $2,500,000
         September 30, 2002            $2,500,000
         December 31, 2002             $2,500,000

         March 31, 2003                $6,000,000
         Term Loan Termination Date    $6,000,000

Notwithstanding the foregoing, the final installment shall be in the amount of the then outstanding principal balance of the Term Loans. In addition, the then outstanding principal balance of the Term Loans, if any, shall be due and payable on the Termination Date. No installment of any Term Loan shall be reborrowed once repaid.

    (ii)  In addition to the scheduled payments on the Term Loans, the Borrower
(a) may make the voluntary prepayments described in SECTION 2.5(A) for credit against the scheduled payments on the Term Loans pursuant to SECTION 2.5(A) and
(b) shall make the mandatory prepayments prescribed in SECTION 2.5(B) for credit against the scheduled payments on the Term Loans pursuant to SECTION 2.5(B).

    2.2 REVOLVING LOANS. Upon the satisfaction of the conditions precedent set forth in SECTIONS 5.1 and 5.2, from and including the date of this Agreement and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"); PROVIDED, HOWEVER, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Closing Date shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in
SECTION 2.10 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this SECTION 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

    2.3 SWING LINE LOANS. (a) AMOUNT OF SWING LINE LOANS. Upon the satisfaction of the conditions precedent set forth in SECTION 5.1 and 5.2, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "SWING LINE LOAN" and collectively, the "SWING LINE LOANS"); PROVIDED, HOWEVER, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and PROVIDED, FURTHER, that at no time shall the sum of (a) the outstanding amount of the Swing Line Loans, PLUS (b) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to SECTION 2.2 (after giving effect to any concurrent repayment of Loans), exceed the

Swing Line Bank's Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

    (b) BORROWING NOTICE. The Borrower shall deliver to the Swing Line Bank a Borrowing Notice, signed by it, not later than 1:00 p.m. (Indianapolis time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan. The Swing Line Loans shall at all times be Floating Rate Loans, which shall be an amount not less than $500,000. The Agent shall promptly notify each Lender of such request.

    (c) MAKING OF SWING LINE LOANS. Promptly after receipt of the Borrowing Notice under SECTION 2.3(B) in respect of Swing Line Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Indianapolis time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan to the Borrower at the Agent's aforesaid address.

    (d) REPAYMENT OF SWING LINE LOANS. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Borrower on or before the fifth Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Indianapolis time) on the date of any notice received pursuant to this SECTION 2.3(D), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to ARTICLE XIV. Revolving Loans made pursuant to this SECTION 2.3(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in SECTION 2.10 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in SECTIONS 5.1 and 5.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this SECTION 2.3(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (B) the occurrence of continuance of a Default or Unmatured Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, or (D) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 2.3(D), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this SECTION 2.3(D), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

    2.4 RATE OPTIONS FOR ALL ADVANCES. The Advances (other than with respect to Swing Line Loans) may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with SECTION
2.10. The Swing Line Loans shall at all times be Floating Rate Loans. The Borrower may select, in accordance with SECTION 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; PROVIDED that there shall be no more than five (5) Interest Periods in effect with respect to all of the Loans at any time. Notwithstanding anything herein to the contrary, without the Agent's consent, the Borrower will not be entitled to select the Eurodollar Rate for Interest Periods longer than fourteen (14) days until the earlier of (i) the completion of the syndication of the facilities hereunder (as determined by the Arranger) and (ii) ninety (90) days following the initial funding hereunder unless the Borrower agrees to pay any breakage costs as prescribed in SECTION 4.4 with respect to Loans assigned in connection with such syndication on a date which is not the last day of an applicable Interest Period.

    2.5  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS.

    (A) OPTIONAL PAYMENTS. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances; PROVIDED, that the Borrower may not so prepay Floating Rate Advances consisting of Term Loans unless it shall have provided at least one Business Day's written notice to the Agent of such prepayment. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in SECTION 4.4, PROVIDED, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least one Business Day's written notice to the Agent of such prepayment. Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall be applied to each of the then remaining installments payable thereunder in the inverse order of maturity.

    (B)  MANDATORY PREPAYMENTS.

    (i)  MANDATORY PREPAYMENTS OF TERM LOANS.

         (a) Upon the consummation of any Asset Sale (other than sales of North American Interconnect product lines for an aggregate amount not to exceed $15,000,000)
    by the Borrower or any Subsidiary of the Borrower, except to the extent that the Net Cash Proceeds of such Asset Sale, when combined with the Net Cash Proceeds of all such Asset Sales during the immediately preceding twelve-month period, do not exceed $10,000,000, and except as provided in the second and third sentences of this SECTION 2.5(B)(I)(A), within three
    (3) Business Days after the Borrower's or any of its Subsidiaries'
    (i) receipt of any Net Cash Proceeds from any such Asset Sale, or
    (ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents. Net Cash Proceeds of Asset Sales with respect to which the Borrower shall have given the Agent written notice of its intention to replace the assets within six months, in the case of a sale of Equipment, or nine months, in the case of a sale of real property, following such Asset Sale shall not be subject to the provisions of the first sentence of this SECTION 2.5(B)(I)(A) unless and to the extent that such applicable period shall have expired without such replacement having been made.

         (b) Upon the consummation of any Financing by the Borrower or any Subsidiary of the Borrower, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds from any Financing (other than (x) any Financing involving the issuance or incurrence of Indebtedness permitted under SECTION 7.2(A)(III), (IV) or
    (V), (y) any Financing involving the sale for an aggregate amount not to exceed $30,000,000 during the life of this Agreement of treasury shares of the Borrower previously purchased by the Borrower, and (z) any other any Financing involving the issuance of Equity Interests which generate Net Cash Proceeds of less than $5,000,000), the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%), or in the case of any Financing involving the issuance of Equity Interests (other than the sale for an aggregate amount not to exceed $30,000,000 during the life of this Agreement of treasury shares of the Borrower previously purchased by the Borrower) which generate Net Cash Proceeds of $5,000,000 or more, fifty percent (50%) of such Net Cash Proceeds.

         (c) Nothing in this SECTION 2.5(B)(I) shall be construed to constitute the Lenders' consent to any transaction referred to in CLAUSES
    (A) and (B) above which is not expressly permitted by the terms of this Agreement.

         (d)  Each mandatory prepayment required by CLAUSES (A) and (B) of this
    SECTION 2.5(B) shall be referred to herein as a "Designated Prepayment." Designated Prepayments shall be allocated and applied to the Obligations as follows:

              (I) the amount of each Designated Prepayment shall be applied to each of the then remaining installments payable under the Term Loans in the inverse order of maturity; and

              (II) following the payment in full of the Term Loans, the amount of each Designated Prepayment shall be applied to repay Revolving Loans (but shall reduce Revolving Loan Commitments only at the option of the Required Lenders) and following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations.

         (e) On the date any Designated Prepayment is received by the Agent, such prepayment shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans.

    (ii) MANDATORY PREPAYMENTS OF REVOLVING LOANS. In addition to repayments under SECTION 2.5(B)(I)(D)(II), if at any time and for any reason the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.

    (iii) Subject to the preceding provisions of this SECTION 2.5(B), all of the mandatory prepayments made under this SECTION 2.5(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans.

    2.6 REDUCTION OF COMMITMENTS. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

    2.7 METHOD OF BORROWING. Not later than 2:00 p.m. (Indianapolis time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to ARTICLE XIV. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

    2.8 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of EXHIBIT C hereto (a "BORROWING NOTICE") not later than 11:00 a.m. (Indianapolis time) (a) on the Borrowing Date of each Floating Rate Advance and
(b) three

Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

    2.9 MINIMUM AMOUNT OF EACH ADVANCE. Each Advance (other than an Advance to repay Swing Line Loans pursuant to SECTION 2.3(D) or a Reimbursement Obligation pursuant to SECTION 3.7) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

    2.10 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR CONVERSION AND CONTINUATION OF ADVANCES.

    (A) RIGHT TO CONVERT. The Borrower may elect from time to time, subject to the provisions of SECTION 2.4 and this SECTION 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; PROVIDED that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

    (B) AUTOMATIC CONVERSION AND CONTINUATION. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent notice in accordance with SECTION 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

    (C) NO CONVERSION POST-DEFAULT OR POST-UNMATURED DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.10(A) or SECTION 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

    (D) CONVERSION/CONTINUATION NOTICE. The Borrower shall give the Agent irrevocable notice (a "CONVERSION/CONTINUATION NOTICE") of each conversion of a Floating Rate Loan into a

Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 10:00 a.m. (Indianapolis time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

    2.11 DEFAULT RATE. After the occurrence and during the continuance of a Default, the interest rate(s) applicable to the Obligations and the fees payable under SECTION 3.9 with respect to Letters of Credit shall be increased by two percent (2.0%) per annum above the Floating Rate or Eurodollar Rate, as applicable.

    2.12 NOTES. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Notes; PROVIDED, HOWEVER, that the failure to so record shall not affect the Borrower's obligations under any such Note.

    2.13 METHOD OF PAYMENT. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to ARTICLE XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Indianapolis time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to ARTICLE XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge the account of the Borrower maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder.

    2.14  TELEPHONIC NOTICES.  The Borrower authorizes the Lenders and the
Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

    2.15 PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST PAYMENT DATES; INTEREST AND FEE BASIS; TAXES; LOAN AND CONTROL ACCOUNTS.

    (A) PROMISE TO PAY. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

    (B) INTEREST PAYMENT DATES. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears
(i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

    (C) COMMITMENT FEES. (i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations (excluding the outstanding principal amount of the Swing Line Loans) in effect from time to time. All such commitment fees payable under this CLAUSE (C) shall be payable quarterly in arrears on the last day of each fiscal quarter of the Borrower occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 1997), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

    (ii) The Borrower agrees to pay to the Agent for the sole account of the Agent (unless otherwise agreed between the Agent and any Lender) the fees set forth in the letter agreement among the Agent, the Arranger and the Borrower dated April 28, 1997, payable at the times and in the amounts set forth therein.

    (D) INTEREST AND FEE BASIS; APPLICABLE EURODOLLAR MARGIN AND APPLICABLE COMMITMENT FEE PERCENTAGE.

    (i) Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Indianapolis time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

    (ii) The Applicable Eurodollar Margin and Applicable Commitment Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this SECTION 2.15(D)(II):

                                  Applicable       Applicable
      Leverage                    Eurodollar       Commitment
       Ratio                        Margin        Fee Percentage
    -----------                   ----------      --------------

    Greater than
    2.5 to 1.0                    0.875%              0.25%

    Greater than
    2.0 to 1.0
    and less than
    or equal to
    2.5 to 1.0                    0.75%               0.25%

    Greater than
    1.5 to 1.0
    and less than
    or equal to
    2.0 to 1.0                    0.625%              0.20%

    Less than
    or equal to
    1.5 to 1.0                    0.50%               0.175%

For purposes of this SECTION 2.15(D)(II), the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon (a) for Total Debt, Total Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day. Upon receipt of the financial statements delivered pursuant to SECTIONS 7.1(D)(II) and (III), as applicable, the Applicable Eurodollar Margin and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to SECTION 7.1(D)(II); PROVIDED, that if the Borrower shall not have timely delivered its financial statements in accordance with SECTION 7.1(D)(II) or
(III), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Eurodollar Margin and Applicable Commitment Fee Percentage that the Leverage Ratio was greater than 2.5 to 1.0.

    (iii) Notwithstanding anything herein to the contrary, from the Closing Date through the first (1st) Business Day following receipt of the Borrower's quarterly financial statements delivered pursuant to SECTION 7.1(D)(II) for the quarter ended March 31, 1998, the Applicable Eurodollar Margin and Applicable Commitment Fee Percentage shall be determined based upon a Leverage Ratio less than or equal to 1.5 to 1.0.

    (E)  TAXES.

         (i) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.15(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments or such Lender.

         (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

         (iii) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this SECTION 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this SECTION 2.15(E) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled. Notwithstanding the foregoing, the Borrower shall not be required to indemnify any Lender or the Agent under this
    SECTION 2.15(E)(III) if such Lender or the Agent, as applicable, fails to comply with SECTION 2.15(E)(VI).

         (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

         (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

         (vi)  Without limiting the obligations of the Borrower under this
    SECTION 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
    SECTION 13.3, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the
    IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this SECTION 2.15(E)(VI). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 1999, and every third

    (3rd) anniversary of such date thereafter on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

              (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

              (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

              (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

    Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.


    2.16 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND AGGREGATE REVOLVING LOAN COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

    2.17 LENDING INSTALLATIONS. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

    2.18 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

    2.19 TERMINATION DATE. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, all financing arrangements among the Borrower and the Lenders shall have been terminated (other than under Interest Rate Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

    2.20 REPLACEMENT OF CERTAIN LENDERS. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to SECTION 2.3(D), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under SECTIONS 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to SECTION 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked SECTION 10.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed assignments and acceptances in substantially the form of EXHIBIT E within five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of SECTION 13.3(A) which the

Borrower or the Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with
SECTION 13.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under SECTIONS 2.15(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under SECTION 2.15(C) in the event of any replacement of any Affected Lender under CLAUSE (II) or CLAUSE (III) of this SECTION 2.20; PROVIDED that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.15(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under SECTION 11.8.


ARTICLE III: THE LETTER OF CREDIT FACILITY

    3.1 OBLIGATION TO ISSUE. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower through the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit in accordance with this ARTICLE III, from time to time during the period commencing on the date hereof and ending on the Business Day six (6) Business Days prior to the Termination Date.

    3.2 TRANSITIONAL PROVISION. SCHEDULE 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date by NBD Bank, N.A. Subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this ARTICLE III.

    3.3 TYPES AND AMOUNTS. The Issuing Bank shall not have any obligation to and shall not:

         (i) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $5,000,000; or

         (ii) issue any Letter of Credit which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Termination Date.

    3.4 CONDITIONS. In addition to being subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

         (i) the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of EXHIBIT D hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C Documents"), and the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

         (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

    3.5 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. (a) Subject to the terms and conditions of this ARTICLE III and provided that the applicable conditions set forth in SECTIONS 5.1 and 5.2 hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices and, in this connection, the Issuing Bank may assume that the applicable conditions set forth in SECTION 5.2 hereof have been satisfied unless it shall have received notice to the contrary from a Lender or has knowledge that the applicable conditions have not been met.

    (b) The Issuing Bank shall not extend or amend any Letter of Credit unless the requirements of this SECTION 3.5 are met as though a new Letter of Credit was being requested and issued.

    3.6 LETTER OF CREDIT PARTICIPATION. Immediately upon the issuance of each Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the

Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Agent, each Lender shall make payment to the Agent, for the account of the Issuing Bank, in immediately available funds in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Bank under this SECTION 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 3.6, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, HOWEVER, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this SECTION 3.6.

    3.7 REIMBURSEMENT OBLIGATION. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance which may be drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this SECTION 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

    3.8 LETTER OF CREDIT FEES. The Borrower agrees to pay (i) on each Payment Date and on the Termination Date, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in SECTION 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all Letters of Credit, (ii) on each Payment Date and on the Termination Date, in arrears, to the Agent for the sole account of the Issuing Bank, a letter of credit fee of one-quarter of one percent (0.25%) per annum on the average daily outstanding face amount available for drawing under all Letters of Credit issued by the Issuing Bank, and (iii) to the Agent for the benefit of the Issuing Bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Bank with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

    3.9 INDEMNIFICATION; EXONERATION. (a) In addition to amounts payable as elsewhere provided in this ARTICLE III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or
(ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

    (b) As among the Borrower, the Lenders and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers under this SECTION 3.9.

    (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Bank or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

    (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 3.9 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.


ARTICLE IV:  CHANGE IN CIRCUMSTANCES

    4.1 YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

         (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to SECTION 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

    4.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to SECTION 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

    4.3 AVAILABILITY OF TYPES OF ADVANCES. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

    4.4 FUNDING INDEMNIFICATION. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance. In connection with any assignment by any Lender pursuant to SECTION 13.3 of any portion of the Loans made prior to the earlier of (i) the completion of the syndication of the facilities hereunder (as determined by the Arranger) and (ii) ninety (90) days following the initial funding hereunder, if the Borrower has Eurodollar Rate Loans outstanding, an interest in which is being assigned, then the Borrower shall be deemed to have repaid all outstanding Eurocurrency Advances as of such date and reborrowed such amount as a Floating Rate Advance and the indemnification provisions under this SECTION 4.4 shall apply.

    4.5 LENDER STATEMENTS; SURVIVAL OF INDEMNITY. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under SECTIONS 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under SECTION 4.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to SECTION 2.15(E) or this
ARTICLE IV shall use its best efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this ARTICLE IV shall be in writing and shall state the amount due, if any, under SECTION 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under SECTIONS 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.


ARTICLE V:  CONDITIONS PRECEDENT

    5.1 INITIAL ADVANCES AND LETTERS OF CREDIT. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless (i) such initial Loans are made not later than October 15, 1997; and (ii) the Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Agent and the Lenders:

         (1) Copies of the Articles of Incorporation of the Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

         (2) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

         (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

         (4) A certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer of the Borrower, stating that on the Closing Date all the representations in this Agreement are true and correct and no Default or Unmatured Default has occurred and is continuing;

         (5) A written opinion of the Borrower's counsel, addressed to the Agent and the Lenders, addressing the issues identified in EXHIBIT F hereto (including an opinion that the Merger will qualify as a tax free reorganization under the provisions of Section 368(a) of the Code) containing assumptions and qualifications acceptable to the Agent and the Lenders;

         (6)  Notes payable to the order of each of the applicable Lenders;

         (7) Evidence satisfactory to the Agent that (i) all conditions precedent to the consummation of the Tender Offer have been satisfied or waived with the approval of the Agent (such approval not to be unreasonably withheld), (ii) CTS First Acquisition Corp., the Borrower and DCA have entered into the Merger Agreement in form and substance satisfactory to the Agent, (iii) the Merger Agreement has been approved by all necessary corporate action of CTS First Acquisition Corp.'s, the Borrower's and DCA's respective Board of Directors, and has not been amended, waived or modified in any material respect without the approval of the Agent (such approval not to be unreasonably withheld) and (iv) there has not occurred any material breach or default under the Merger Agreement;

         (8) Evidence satisfactory to the Agent that there exists no injunction or temporary restraining order which, in the judgment of the Agent, would prohibit the making of the Loans or the consummation of the Tender Offer or Merger or any litigation seeking such an injunction or restraining order;

         (9) Written money transfer instructions reasonably requested by the Agent, addressed to the Agent and signed by an Authorized Officer;

         (10) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as EXHIBIT G to this Agreement; and

         (11) Evidence satisfactory to the Agent that the Borrower has paid to the Agent the fees agreed to in the fee letter dated April 28, 1997, among the Agent, the Arranger and the Borrower.

    5.2 EACH ADVANCE AND LETTER OF CREDIT. The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

         (i)  There exists no Default or Unmatured Default; and

         (ii) The representations and warranties contained in ARTICLE VI are true and correct in all material respects as of such Borrowing Date except for changes reflecting events, conditions or transactions permitted or not prohibited by this Agreement.

    Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 5.2(I) and (II) have been satisfied. The Agent may require a duly completed officer's certificate in substantially the form of EXHIBIT H hereto and/or a duly completed compliance certificate in substantially the form of EXHIBIT H hereto as a condition to making an Advance.


ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Agent as of the Closing Date, giving effect to the Tender Offer and the consummation of the other transactions contemplated by the Transaction Documents on the Closing Date, and thereafter on each date as required by SECTION 5.2:

    6.1 ORGANIZATION; CORPORATE POWERS. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own and operate its property and to conduct its business as presently conducted and as proposed to be conducted.

    6.2  AUTHORITY.

    (A) The Borrower and each of its Subsidiaries has the requisite corporate power and authority (i) to execute, deliver and perform each of the Transaction Documents which are to be executed by it in connection with the Tender Offer and the Merger or which have been executed by it as required by this Agreement on or prior to Closing Date and (ii) to file the Transaction Documents which must be filed by it in connection with the Tender Offer and the Merger or which have been filed by it as required by this Agreement or otherwise on or prior to the Closing Date with any Governmental Authority.

    (B) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or any of its Subsidiaries in connection with the Tender Offer and the Merger or which have been executed or filed as required by this Agreement or otherwise on or prior to the Closing Date and to which the

Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

    (C) Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Agent pursuant to SECTION 5.1 without the prior written consent of the Required Lenders, and the Borrower and its Subsidiaries have, and, to the best of the Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

    6.3 NO CONFLICT; GOVERNMENTAL CONSENTS. The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not
(i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of the Borrower or any such Subsidiary or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or (iv) require any approval of the Borrower's or any such Subsidiary's shareholders except such as have been obtained. Except as set forth on SCHEDULE 6.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act on or prior to the Closing Date, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

    6.4  FINANCIAL STATEMENTS.

    (A) The PRO FORMA balance sheets, income statements and statements of cash flow of the Borrower and its Subsidiaries, copies of which are attached hereto as SCHEDULE 6.4 to this

Agreement, present on a PRO FORMA basis the financial condition of the Borrower and such Subsidiaries as of such date, reflect on a PRO FORMA basis those liabilities reflected in the notes thereto and resulting from consummation of the Merger and the other transactions contemplated by this Agreement, and the payment or accrual of all Transaction Costs payable on the Closing Date with respect to any of the foregoing and demonstrate that, after giving effect to the Merger, the Borrower and its Subsidiaries can repay their debts and satisfy their other obligations as and when due, and can comply with the requirements of this Agreement. The projections and assumptions expressed in the PRO FORMA financials referenced in this SECTION 6.4(A) were prepared in good faith and represent management's opinion based on the information available to the Borrower at the time so furnished and, since the preparation thereof and up to the Closing Date, there has occurred no material adverse change in the business, financial condition, operations, or, prospects of the Borrower, DCA, or the Borrower and DCA taken as a whole.

    (B) Complete and correct copies of the following financial statements and the following related information have been delivered to the Agent: (1) the balance sheet of the Borrower as at December 31, 1996, and the related statements of income, changes in stockholders' equity investment and cash flows of the Borrower for the fiscal year then ended, and the audit report related thereto; and (2) the balance sheet of DCA as at December 31, 1996, and the related statements of operations, changes in stockholder's investment and cash flows of the DCA for the fiscal year then ended, and the audit report related thereto.

    6.5 NO MATERIAL ADVERSE CHANGE. (A) Since December 31, 1996 up to the Closing Date, there has occurred no material adverse change in the business, financial condition, operations or prospects of the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to result in a Material Adverse Effect.

    (B) Since December 31, 1996 up to the Closing Date, there has occurred no change in the business, financial condition, operations or prospects of DCA which has had or could reasonably be expected to have a material adverse effect on DCA.

    (C) Since the Closing Date, there has occurred no event which has had or could reasonably be expected to result in a Material Adverse Effect.

    6.6  TAXES.

    (A) TAX EXAMINATIONS. All material deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

    (B) PAYMENT OF TAXES. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

    6.7  LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS.  Except as set forth in
SCHEDULE 6.7 to this Agreement which lists all pending litigation involving individual claims against the Borrower or any of its Subsidiaries of more than $1,000,000, there is no action, suit, proceeding, arbitration or (to the Borrower's knowledge) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries or any property of any of them
(i) challenging the validity or the enforceability of any material provision of the Transaction Documents or (ii) which will have or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to SECTION 7.1(D) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

    6.8 SUBSIDIARIES. SCHEDULE 6.8 to this Agreement (i) contains a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower is qualified to transact business as a foreign corporation, and (B) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. Except as described on SCHEDULE 6.8, none of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock.

    6.9 ERISA. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the lenders is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as set forth on SCHEDULE 6.9, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. The Borrower and all Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any of its Subsidiaries has, solely by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

    6.10 ACCURACY OF INFORMATION. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

    6.11 MATERIAL AGREEMENTS. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or
(ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

    6.12 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

    6.13 ASSETS AND PROPERTIES. The Borrower and each of its Subsidiaries has good and marketable title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its material leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under SECTION 7.2(B). Substantially all of the material assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

    6.14 STATUTORY INDEBTEDNESS RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or in connection with the Tender Offer and the Merger.

    6.15 LABOR MATTERS. As of the Closing Date, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated, which could reasonably be expected to have a Material Adverse Effect.

    6.16 TENDER OFFER; MERGER. As of the Closing Date and immediately prior to the making of the initial Loans:

         (i) the Merger Agreement is in full force and effect, no material breach, default or waiver of any term or provision thereof by the Borrower or any of its Subsidiaries or, to the best of the Borrower's knowledge, the other parties thereto, has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by the Agent) and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, the Tender Offer or the Merger;


         (ii) the representations and warranties of the Borrower contained in the Merger Agreement, if any, are true and correct in all material respects;

         (iii) except as set forth in SCHEDULE 6.16 to this Agreement, all conditions precedent to, and all consents necessary to permit, the funding of the Tender Offer and, other than approval of the shareholders of the Borrower and DCA, consummation of the Merger have been satisfied or waived with the written approval of the Agent (such approval not to be unreasonably withheld).

    6.17 ENVIRONMENTAL MATTERS. (a) Except as disclosed on SCHEDULE 6.17 to this Agreement:

         (i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

         (ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

         (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

         (iv) there is not now, nor to the best of the Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material, except such as have been operated or maintained in material compliance with Environmental, Health or Safety Requirements of Law; and

         (v) neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

    (b) For purposes of this SECTION 6.17 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower to liability in excess of $1,000,000.


ARTICLE VII :  COVENANTS

    7.1 AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

    (A) PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except to the extent permitted by SECTION 7.2(C) or 7.2(D), and its qualification as a foreign corporation in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and the rights, licenses, permits (including those required under Environmental, Health or Safety Requirements of Law), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

    (B) COMPLIANCE WITH LAWS, ETC. The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental, Health or Safety Requirements of Law), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid could reasonably be expected to give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Borrower or such Subsidiary in accordance with Agreement Accounting Principles.

    (C) MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower shall maintain, preserve and protect all property that is material to the conduct of the business of the Borrower or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Required Lenders for purposes of assuring compliance with this SECTION 7.1(C).

    (D) REPORTING REQUIREMENTS. The Borrower shall furnish to the Lenders and the Agent the following:

         (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Unmatured Default or Default, (B) the commencement of any material litigation against, by or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business or (D) any development in the business or affairs of the Borrower or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Borrower, to result in a material adverse change in the business, properties, operations or financial condition of the Borrower or any of its Subsidiaries, a statement of the chief financial officer of the Borrower setting forth details of each such Unmatured Default or Default and such litigation, material contract or undertaking or development and the action which the Borrower or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

         (ii) As soon as available and in any event within 50 days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Borrower stating (A), substantially in the form of EXHIBIT H hereto, that no Unmatured Default or Default has occurred and is continuing or, if an Unmatured Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto and (B), substantially in the form of EXHIBIT I hereto, that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with SECTION 7.3(A), (B) and (C) is in conformity with the terms of this Agreement;

         (iii) As soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such fiscal year, with a customary audit report of independent public accountants selected by the Borrower and acceptable to the Required Lenders, without qualifications unacceptable to the Required Lenders;

         (iv) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements, including without limitation Forms 8-K, 10-K and 10-Q, which the Borrower or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Commission or any successor agency thereof;

         (v) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof, (A) a copy of any notice of intent to terminate any Plan filed with the PBGC, (B) a statement of the chief financial officer of the Borrower setting forth the details of the occurrence of any Reportable Event with respect to any Plan, (C) a copy of any notice that the Borrower, any of it Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or
Section 302(f) of ERISA with respect to any such Plan; and

         (vi) Promptly, such other information respecting the business, properties operations or financial condition of the Borrower or any of its Subsidiaries as any Lender or the Agent may from time to time reasonably request.

    (E) ACCOUNTING; ACCESS TO RECORDS, BOOKS, ETC. The Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and at any reasonable time and from time to time,
(i) permit any Lender or the Agent or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Borrower does hereby authorize such Persons to discuss such affairs, finances and account with any Lender or the Agent, and (ii) permit the Agent or any of it agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets.

    7.2 NEGATIVE COVENANTS. Until the Termination Date and thereafter until payment in full of the Obligations and the performance of all other obligations of the Borrower under this Agreement, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it shall not, and shall not permit any of its Subsidiaries to:

    (A) INDEBTEDNESS. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

         (i)  The Obligations;

         (ii) The Indebtedness described in SCHEDULE 7.2(A) hereto, having the same terms as those existing on the date of this Agreement, but no increase in the amount thereof shall be permitted;

         (iii) Indebtedness of any domestic Subsidiary of the Borrower owing to the Borrower (provided any such domestic Subsidiary enters into a guaranty agreement with respect to the Borrower's Obligations under this Agreement with such domestic Subsidiary's liability being limited to an amount equal to its Indebtedness to the Borrower) or to any other Subsidiary of the Borrower and Indebtedness of the Borrower owing to any Subsidiary of the Borrower;

         (iv) Indebtedness of the Borrower or any Subsidiary which is not a foreign Subsidiary other than (i) through (iii) above, in an amount not exceeding $15,000,000 in aggregate principal amount outstanding;

         (v) Indebtedness of any or all of the foreign Subsidiaries of the Borrower to the Borrower or to any domestic Subsidiary of the Borrower in an aggregate amount not exceeding $25,000,000;

         (vi) Indebtedness of any or all of the foreign Subsidiaries of the Borrower to any Person other than the Borrower or any foreign Subsidiary of the Borrower in an aggregate amount not exceeding $15,000,000; and

         (vii) Indebtedness of any foreign Subsidiary of the Borrower to any other foreign Subsidiary of the Borrower.

    (B) LIENS. Create, incur or suffer to list any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Borrower or any of its Subsidiaries, other than:

         (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

         (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not reasonably be expected to result in a Material Adverse Effect and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment and (E) pledges or deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries, or surety, customs or appeal bonds to which the Borrower or any of its Subsidiaries is a party;

         (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, PROVIDED that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Borrower or any of its Subsidiaries;

         (iv) Liens on assets located outside the United States and owned by foreign Subsidiaries which (A) do not secure aggregate obligations exceeding the lesser of five percent of the Consolidated Assets of the Borrower and its Subsidiaries or $15,000,000, (B) would not result in a Material Adverse Effect and (C) constitute Liens securing loans to, and owing solely by foreign Subsidiaries and made by lenders whose principal office is located outside the United States;

         (v) Any Lien created to secure payment of a portion of the purchase price of any tangible fixed asset acquired by the Borrower or any of it Subsidiaries, PROVIDED (x) that such Liens may only be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not exceed the purchase price paid by the Borrower or such Subsidiary for such fixed asset, (y) that such Lien does not encumber any other asset at any time owned by the Borrower or such Subsidiary, and (z) that not more than one such Lien shall encumber such fixed asset at any one time; and

         (vi) Liens existing on the Closing Date and described on SCHEDULE
    7.2(B).

    (C) MERGER; ACQUISITIONS: ETC. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or a substantial portion of the Capital Stock of or other Equity Interest in any other Person, nor merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other Person, PROVIDED, HOWEVER, that this SECTION 7.2(C) shall not prohibit (a) the Tender Offer or the Merger or (b) any other merger or acquisition if (i) the Borrower or a Subsidiary of the Borrower shall be the surviving or continuing corporation, (ii) the nature of the business of the Borrower shall remain substantially unchanged in accordance with SECTION 7.2(E) hereof, (iii) such merger or acquisition has been either (A) approved by the board of directors of the corporation which is the subject of such acquisition or (B) recommended by such board to the shareholders of such corporation, (iv) immediately after such merger or acquisition, no Default or Unmatured Default shall exist or shall have occurred and be continuing and (v) prior to the consummation of such merger or acquisition, the Borrower shall have provided to the Lenders and the Agent an opinion of counsel and a certificate of the chief financial officer of the Borrower (attaching computations to demonstrate compliance with all financial covenants hereunder), each stating that such merger or acquisition complies with this SECTION 7.2(C) and that any other conditions under this Agreement relating to such transaction have been satisfied.

    (D) DISPOSITION OF ASSETS ETC. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests) to any Person, except: (i) the sale of inventory in the ordinary course of business; (ii) the sale or other disposition of assets or lines of business which are, in the judgment of the Borrower, nonessential, provided that the fair market value of assets in a single transaction does not exceed $18,000,000 and the fair market value of assets in all such transactions does not exceed $19,500,000 for any fiscal year; (iii) the sale or other disposition of assets by the Borrower to any Subsidiary, provided that any sale or other disposition of assets by the Borrower or any Subsidiary which is not a foreign Subsidiary to a foreign Subsidiary shall not exceed $15,000,000 in the aggregate in any fiscal year and shall not exceed $30,000,000 in the aggregate during the term of this Agreement; (iv) the sale or other disposition of assets by any consolidated Subsidiary to another consolidated Subsidiary or by any consolidated Subsidiary to the Borrower; or (v) the sale or other disposition of any obsolete manufacturing equipment disposed of in the ordinary course of business; provided that the transactions permitted by the foregoing clauses (ii), (iii), (iv) and (v) shall only be permitted if prior to and immediately after any such transaction no Default or Unmatured Default shall exist or shall have occurred and be continuing.

    (E) NATURE OF BUSINESS. Make any material change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement and businesses reasonably related thereto.

    (F) INVESTMENTS, LOANS AND ADVANCES. Make any loan or advance to any Person or purchase or otherwise acquire any Capital Stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (i) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (ii) commercial paper of a domestic issuer rated at least "A-2" by Standard & Poor's Corporation or "P-2" by Moody's Investors Service, Inc.; (iii) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within or without the United States of America having capital and surplus in excess of $100,000,000; (iv) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary; (v) acquisitions permitted by SECTION 7.2(C); (vi) preferred stock or corporate bonds of domestic corporations all of whose senior debt bears a rating of a least "A" by Standard & Poors Corporation or Moody's Investors Service, Inc.; or (vii) investments in the aggregate not exceeding $7,500,000 which are not described in (i) through (vi) above.

    (G) GUARANTEES, ETC. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person other than a consolidated Subsidiary against loss) for the obligations of any Person other than a consolidated Subsidiary or any other Contingent Obligation with respect to any Person other than a consolidated Subsidiary, except (i) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (ii) direct and contingent liabilities up to $2,000,000 for the obligations of any one Person other than a consolidated Subsidiary; provided that such direct or contingent obligations shall not exceed $7,500,000 in the aggregate for all Persons other than a consolidated Subsidiary at any one time.

    (H) TRANSACTIONS WITH AFFILIATES. Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Borrower or such Subsidiary than those which could be obtained if such contract or undertaking were an arm's length transaction with a Person other than an Affiliate.

    (I) LEASES. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (i) leases existing on the date of this Agreement and any extensions or renewals thereof, but no increase in the amount payable thereunder; and (ii) leases (other than Capitalized Leases) which do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expenses which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of $5,000,000.

    (J) RESTRICTED PAYMENTS. Declare or make any Restricted Payment if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

    (K) HEDGING OBLIGATIONS. Enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower pursuant to which the Borrower has hedged its actual or forecasted interest rate, foreign currency or commodity exposure. Such permitted hedging agreements entered into by the Borrower and any Lender or any affiliate of any Lender to hedge floating interest rate risk in an aggregate notional amount not to exceed at any time an amount equal to the outstanding balance of the Term Loans at such time are sometimes referred to herein as "INTEREST RATE AGREEMENTS."

    7.3  FINANCIAL COVENANTS.  The Borrower shall comply with the following:

    (A) FIXED CHARGE COVERAGE RATIO. The Borrower shall maintain a ratio ("FIXED CHARGE COVERAGE RATIO") of (i) the sum of the amounts of (a) EBITDA during such period MINUS (b) Capital Expenditures incurred during such period to
(ii) the sum of the amounts of (a) Interest Expense during such period to the extent payable in cash PLUS (b) the scheduled amortization of the principal portion of the Term Loans and any other Indebtedness of the Borrower and its Subsidiaries during such period of at least:

         (i) 1.10 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending September 30, 1997 through the fiscal quarter ending December 31, 1999;

         (ii) 1.20 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending March 31, 2000 through the fiscal quarter ending December 31, 2000; and

         (iii) 1.30 to 1.00 for each fiscal quarter thereafter until the Termination Date.

In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day (provided, however, (a) for the fiscal quarter ending September 30, 1997, the Fixed Charge Coverage Ratio shall be calculated using EBITDA, Capital Expenditures, Interest Expense and scheduled amortization for the one fiscal quarter period ending September 30, 1997, (b) for the fiscal quarter ending December 31, 1997, the Fixed Charge Coverage Ratio shall be calculated using such items for the two fiscal quarter period ending December 31, 1997 and (c) for the fiscal quarter ending March 31, 1998, the Fixed Charge Coverage Ratio shall be calculated using such items for the three fiscal quarter period ending March 31, 1998).

    (B) LEVERAGE RATIO. The Borrower shall not permit the ratio (the "LEVERAGE RATIO") of (i) Total Debt to (ii) EBITDA to be greater than the ratio set forth below at the end of the fiscal quarter ending on the corresponding date set forth below:

    Quarter Ending                Ratio
    --------------                -----

    September 30, 1997            3.00 to 1.00
    December 31, 1997             3.00 to 1.00

    March 31, 1998                3.00 to 1.00
    June 30, 1998                 3.00 to 1.00
    September 30, 1998            3.00 to 1.00
    December 31, 1998             3.00 to 1.00

    March 31, 1999                2.50 to 1.00
    June 30, 1999                 2.50 to 1.00
    September 30, 1999            2.50 to 1.00
    December 31, 1999             2.50 to 1.00

    March 31, 2000                2.50 to 1.00
    June 30, 2000                 2.50 to 1.00
    September 30, 2000            2.50 to 1.00
    December 31, 2000             2.50 to 1.00

    March 31, 2001                2.50 to 1.00
    June 30, 2001                 2.50 to 1.00
    September 30, 2001            2.50 to 1.00
    December 31, 2001             2.50 to 1.00

    March 31, 2002                2.00 to 1.00
    and each quarter
    thereafter

In each case, the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon (i) Total Debt as of the last day of such fiscal quarter and (ii) EBITDA for the four fiscal quarter period ending on such day (provided, however, (a) for the fiscal quarter ending September 30, 1997, the Leverage Ratio shall be calculated using EBITDA for the fiscal quarter ending September 30, 1997 multiplied by four, (b) for the fiscal quarter ending December 31, 1997, the Leverage Ratio shall be calculated using EBITDA for the two fiscal quarter period ending December 31, 1997 multiplied by two , and (c) for the fiscal quarter ending March 31, 1998, the Leverage Ratio shall be calculated using EBITDA for the three fiscal quarter period ending March 31, 1998 multiplied by four-thirds).

    (C) TANGIBLE NET WORTH. The Borrower shall not permit the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries to be less than the sum of (i) $70,000,000 plus (ii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 1997 (but including for the fiscal year ending December 31, 1997 only 50% of Consolidated Net Income for the complete fiscal quarters beginning after the Closing Date), provided that if such Net Income is negative in any fiscal year the amount added for such fiscal year shall be zero and such negative Net Income shall not reduce the amount of such Net Income added for any other fiscal year plus (iii) an amount equal to the proceeds of any Financing by the Borrower involving the issuance of Equity Interests. For purposes of determining Consolidated Tangible Net Worth of the Borrower and its Subsidiaries as required by this SECTION 7.4(C) only, Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall be adjusted as follows: (i) amounts paid by the Borrower after the Closing Date to repurchase it common stock not exceeding $25,000,000 in aggregate amount shall not be deducted in the determination of such Consolidated Tangible Net Worth; and (ii) losses recognized in the cumulative translation account of the Borrower in an aggregate amount not exceeding $5,000,000 shall be added back to such Consolidated Tangible Net Worth, and any gains in the cumulative translation account of the Borrower up to $5,000,000 shall reduce such Consolidated Tangible Net Worth.


ARTICLE VIII:  DEFAULTS

    8.1 DEFAULTS. Each of the following occurrences shall constitute a Default under this Agreement:

    (a) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within two (2) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

    (b) BREACH OF CERTAIN COVENANTS. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

         (i) SECTION 7.1 and such failure shall continue unremedied for five
    (5) Business Days; or

         (iii) SECTION 7.2 or 7.3.

    (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

    (d) OTHER DEFAULTS. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by PARAGRAPHS (A), (B) or (C) of this SECTION 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the earlier of (i) notice from the Agent or (ii) the date on which any Authorized Officer shall first have actual knowledge thereof.

    (e) DEFAULT AS TO OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations) the outstanding principal amount of which Indebtedness is in excess of $5,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

    (f)  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

         (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

         (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

    (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

    (h) JUDGMENTS AND ATTACHMENTS. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $1,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

    (i) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

    (j) LOAN DOCUMENTS. At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder.

    (k) TERMINATION EVENT. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Borrower to liability in excess of $1,000,000.

    (l) WAIVER OF MINIMUM FUNDING STANDARD. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability in excess of $1,000,000.

    (m) CHANGE OF CONTROL.  A Change of Control shall occur.

    (n) INTEREST RATE AGREEMENTS. Nonpayment by the Borrower of any obligation under any Interest Rate Agreement or the breach by the Borrower of any term, provision or condition contained in any such Interest Rate Agreement.

    (o) ENVIRONMENTAL MATTERS. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries, which, in any case, has subjected or is reasonably likely to subject the Borrower to liability in excess of $1,000,000 over and above the amount of existing reserves reflected on the financial statements of the Borrower and DCA, in each case as of December 31, 1996.

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

    9.1  TERMINATION OF COMMITMENTS; ACCELERATION.  If any Default described in
SECTION 8.1(F) or 8.1(G) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

    9.2 AMENDMENTS. Subject to the provisions of this ARTICLE IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

         (i) Postpone or extend the Revolving Loan Termination Date or Term Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations or (b) a waiver of the application of the default rate of interest pursuant to SECTION 2.11 hereof).

         (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

         (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

         (iv) Increase the amount of the Revolving Loan Commitment of any Lender hereunder.

         (v)  Permit the Borrower to assign its rights under this Agreement.

         (vi)  Amend this SECTION 9.2.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent or (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank. The Agent may waive payment of the fee required under SECTION 13.3(B) without obtaining the consent of any of the Lenders.

    9.3 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to SECTION 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


ARTICLE X:  GENERAL PROVISIONS

    10.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

    10.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

    10.3 PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Agent may, but shall have no obligation, after the occurrence and during the continuance of a Default, to make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to enforce the Obligations. The Agent shall use its best efforts to give the Borrower notice of any action taken under this
SECTION 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this SECTION 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this SECTION 10.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this SECTION 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this SECTION 10.3 shall constitute Obligations until paid in full by the Borrower.

    10.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

    10.5 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

    10.6 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

    10.7  EXPENSES; INDEMNIFICATION.

    (A) EXPENSES. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Lenders, which attorneys and paralegals may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this SECTION 10.7(A).

    (B) INDEMNITY. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Arranger's Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in

ARTICLE V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

         (i) this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto or to the Tender Offer or the Merger, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

         (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

PROVIDED, HOWEVER, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. If any action, claim, investigation or other proceeding is instituted or threatened against any Indemnitees in respect of which indemnity may be sought hereunder, the Borrower shall be entitled to assume the defense thereof with counsel selected by the Borrower (which counsel shall be reasonably satisfactory to such Indemnitees) and after notice from the Borrower to such Indemnitees of its election so to assume the defense thereof, the Borrower will not be liable to such Indemnitees hereunder for any legal or other expenses subsequently incurred by such Indemnitees in connection with the defense thereof other than reasonable costs of investigation and such other expenses as have been approved in advance; PROVIDED that (i) if counsel for such Indemnitees determines in good faith that there is a conflict which requires separate representation for the Borrower and such Indemnitees, or (ii) the Borrower fails to assume or proceed in a timely and reasonable manner with the defense of such action or fails to employ counsel reasonably satisfactory to such Indemnitees in any such action, then in either such event such Indemnitees shall be entitled to select one primary counsel and, if necessary, one local counsel, of their own choice to represent such Indemnitees and the Borrower shall not, or no longer, be entitled to assume the defense thereof on behalf of such Indemnitees and such Indemnitees shall be entitled to indemnification for the reasonable expenses (including reasonable fees and expenses of such counsel) to the extent provided above. Such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with the Borrower and any counsel designated by the Borrower. Nothing contained herein shall preclude any Indemnitees, at their own expense, from retaining additional counsel to represent such Indemnitees in any action with respect to which indemnity may be sought from the Borrower hereunder. The Borrower shall not be liable under this Agreement for any settlement made by any Indemnitees without the Borrower's prior written consent (which consent shall not be unreasonably withheld), and the Borrower agrees to indemnify and hold harmless any Indemnitees from and against any loss or liability by reason of the settlement of any claim or action with the consent of the Borrower. The Borrower shall not settle any claim or action without the prior written consent of the Indemnitees, which consent shall not be unreasonably withheld.

    (C) WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents or in connection with the Tender Offer or Merger (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

    (D) SURVIVAL OF AGREEMENTS. The obligations and agreements of the Borrower under this SECTION 10.7 shall survive the termination of this Agreement.

    10.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

    10.9 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in Agreement Accounting Principles are hereafter required or permitted and are adopted by the Borrower with the agreement of its independent public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into with respect to any Accounting Changes, all references to this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

    10.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    10.11 NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

    10.12 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, THE ARRANGER OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF INDIANA.

    10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

    (A) JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, MAY BE RESOLVED BY STATE OR FEDERAL COURTS LOCATED IN INDIANAPOLIS, INDIANA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

    (B) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR

OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.



ARTICLE XI:  THE AGENT

    11.1 APPOINTMENT; NATURE OF RELATIONSHIP. NBD Bank, N.A. is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this ARTICLE
XI. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lenders by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

    11.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

    11.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

    11.4  NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, RECITALS, ETC.
Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default; or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

    11.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent in all cases, as between the Agent and the Lenders, shall be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. As between the Agent and the Lenders, the Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    11.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

    11.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

    11.8 THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Loan Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent.

    11.9 RIGHTS AS A LENDER. With respect to its Revolving Loan Commitment, its Term Loan Commitment, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

    11.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    11.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

ARTICLE XII:  SETOFF; RATABLE PAYMENTS

    12.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any of the Obligations shall become due and payable and remain unpaid, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender.

    12.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SECTIONS 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

    12.3 APPLICATION OF PAYMENTS. The Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this SECTION 12.3, apply all payments and prepayments in respect of any Obligations and in the following order:

         (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

         (B) second, to pay interest on and then principal of any advance made under SECTION 10.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

         (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

         (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

         (E) fifth, to pay interest due in respect of Swing Line Loans;

         (F) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

         (G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

         (H) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Interest Rate Agreements in such order as the Agent may determine in its sole discretion; and

         (I) ninth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied FIRST, to the outstanding Revolving Loans, and SECOND, to the outstanding Term Loans, in each case, FIRST, to repay outstanding Floating Rate Loans, and THEN to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this SECTION 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and the Issuing Bank as among themselves. The order of priority set forth in CLAUSES (D) through (I) of this SECTION 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; PROVIDED, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in CLAUSES (A) through (C) of this SECTION 12.3 may be changed only with the prior written consent of the Agent.

    12.4  RELATIONS AMONG LENDERS.

    (a) Except with respect to the exercise of set-off rights of any Lender in accordance with SECTION 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

    (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to SECTION 12.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

    13.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with SECTION 13.3 hereof. Notwithstanding clause (ii) of this SECTION 13.1, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with SECTION 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

    13.2  PARTICIPATIONS.

    (A) PERMITTED PARTICIPANTS; EFFECT. Subject to the terms set forth in this SECTION 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of ARTICLE IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

    (B) VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment.

    (C) BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in SECTION 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in SECTION 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
SECTION 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with SECTION 12.2 as if each Participant were a Lender.

    13.3  ASSIGNMENTS.

    (A) PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("PURCHASERS") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this SECTION
13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of EXHIBIT E hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount may be waived by the Required Lenders after the occurrence of a Default or Unmatured Event of Default). The consent of the Agent and, prior to the occurrence of a Default or Unmatured Default, the Borrower (which consent, in each such case, shall not be unreasonably withheld), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

    (B) EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as APPENDIX I to EXHIBIT E hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by SECTION 13.3.(A) hereof, and (ii) payment of a $3,500 fee by the assignee or the assignor (as agreed) to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and

Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this SECTION 13.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment and their Term Loans, as adjusted pursuant to such assignment.

    13.4 CONFIDENTIALITY. Subject to SECTION 13.5, the Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree in writing) to comply with this SECTION 13.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; PROVIDED, HOWEVER, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

    13.5 DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; PROVIDED that prior to any such disclosure, such prospective Transferee shall agree in writing to preserve in accordance with SECTION 13.4 the confidentiality of any confidential information described therein.


ARTICLE XIV:  NOTICES

    14.1 GIVING NOTICE. Except as otherwise permitted by SECTION 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

    14.2 CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV:  COUNTERPARTS

    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                     [Remainder of This Page Intentionally Blank]

    IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                                       CTS CORPORATION, as the Borrower



                                       By:___________________________
                                         Name:
                                         Title:

                                       Address:



                                       Attention:
                                       Telephone No.: _________
                                       Facsimile No.: _________



                                       NBD BANK, N.A.,
                                       as Agent and as a Lender



                                       By:___________________________
                                         Name:
                                         Title:

                                       Address:


                                       Attention: _______________
                                       Telephone No.: ____________
                                       Facsimile No.: ____________